Exhibit 10.1
RESTRICTIVE COVENANT AND SEPARATION
AGREEMENT AND FULL RELEASE OF CLAIMS

This Restrictive Covenant and Separation Agreement and Full Release of Claims (the “Agreement”) is by and between USA Compression GP, LLC (the “Company”) and its subsidiaries and affiliates, including USA Compression Partners, LP (the “Partnership”) (the Company, the Partnership, and its and their subsidiaries will be collectively referred to as the “USAC Entities” and each a “USAC Entity”), and Eric Scheller (“Employee”).

WHEREAS, in connection with the USAC Entities’ decision to implement an Energy Transfer LP (“Energy Transfer”) shared services model, Employee and the USAC Entities have agreed that Employee will no longer serve as an officer, director, and/or manager of the USAC Entities; and

WHEREAS, Employee’s employment will be terminated as of the Termination Date (as that term is defined below); and

NOW, THEREFORE, in order to achieve a final and amicable resolution of the employment relationship in all its aspects, including as an officer, director and/or manager of the USAC Entities, and in consideration of the mutual promises and covenants set forth in this Agreement and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties, intending to be legally bound, agree as follows:

1.Separation from Employment. Employee’s employment shall terminate effective April 4, 2025 (the “Termination Date”). For the avoidance of doubt, Employee shall be paid his current salary and enjoy his current benefits through and until his Termination Date and nothing herein is intended to diminish any salary and benefits that are due to Employee on or prior to the Termination Date.

2.Consideration for Signing. As consideration for this Agreement, Company agrees to the following:

(a)    As consideration for Employee’s promises made in this Agreement, including Employee’s full release of claims in Section 4 of this Agreement, the USAC Entities agree to the following:

(i)    The USAC Entities agree to pay Employee in the total gross amount of Four Hundred Thirty-Two Thousand Six Hundred Dollars and Zero Cents ($432,600.00), less required governmental payroll deductions and withholdings, which is an amount equal to one (1) year of Employee’s base salary at its current rate (the “Severance Payment”). The Severance Payment will be paid out in a lump sum within thirty (30) days after the Effective Date, as defined herein.

(ii)    As further consideration, Employee will receive a payment in the total gross amount of Twelve Thousand Six Hundred Twenty-Three Dollars and Thirty-Six Cents ($12,623.36), less required governmental payroll deductions and withholdings, which is an amount equal to the full cost of the Employee’s medical and dental premiums for continued health insurance coverage under the USAC Entities’ health insurance plan for the period from May 1, 2025 through December 31, 2025 (the “Insurance Premium Payment”).

(b)    As consideration for Employees agreement to be bound by the restrictive covenants found in Section 6 of this Agreement as well as the specific promises and covenants of Sections 5, 6 and 11 of this Agreement and the Employee’s agreement to waive and avoid any challenges to the enforceability of the restrictions in Section 6 as written, the USAC Entities shall accelerate certain phantom units awarded to the Employee under the USAC Entities’ 2013 Long-Term Incentive Plan, as amended (the “Unit Plan”) as described below. The restrictive covenants set forth in Section 6 are substantially the same provisions provided for under the Employee Phantom Unit Agreement(s) and Time-Vested Restricted Unit Agreement(s) awarded to and accepted by the Employee on or about December 5, 2020, December 5, 2021, December 5, 2022, December 5, 2023, and December 5, 2024 (the “Unit Award Agreements”). Capitalized terms used in this Section 2 but not otherwise defined shall have the meanings ascribed to such terms in the Unit Award Agreements.

The USAC Entities shall cause 81,286 of the phantom units and restricted units awarded to Employee under the terms of the Unit Plan and subject to the Unit Award Agreements, to be accelerated in their vesting (the “Restrictive Covenant Units”). The Restrictive Covenant Units shall be delivered to Employee within thirty (30) days after the Effective Date, as defined herein. Employee understands that in connection with this Section 2(b), Employee will be responsible for any and all applicable government withholdings in connection with the Restrictive Covenant Units. The Employee may elect to settle up to 50% of the Restrictive Covenant Units in cash, with any portion first used to satisfy the Partnership’s (or its affiliate’s) obligations with respect to federal, state, foreign and/or local tax, including payroll tax, tax withholding and other tax obligations relating to such settlement, and the remainder paid to the Employee. If the Employee does not provide funds (either through cash settlement or Employee’s own funds) sufficient to satisfy such obligations, the USAC Entities shall settle any applicable governmental withholding pertaining to the vesting of the Restrictive Covenant Units through the withholding of the number of common units necessary to satisfy the Partnership’s (or its affiliate’s) obligations with respect such tax withholding and other tax obligations (in the USAC Entities’ sole judgment).

Employee specifically acknowledges and agrees that if the restrictive covenants found in Section 6 as well as promises and covenants in Sections 5, 6 and 11 are determined to be invalid or unenforceable for any reason whatsoever by a court of competent jurisdiction in an action between Employee and the USAC Entities, then the USAC Entities’ promises in Section 2(b) with respect to the Restrictive Covenant Units shall fail for lack of consideration and immediately be null and void, and any payments already paid hereunder shall be returned or reimbursed by Employee to the USAC Entities.

The consideration given to Employee hereunder is expressly and completely conditioned upon Employee's full compliance with the terms and conditions set forth in this Agreement. Notwithstanding anything in this Agreement to the contrary, and in addition to any and all other remedies and alternatives which may be available at law or in equity, in the event of a breach or threatened breach of the provisions of this Agreement or the Employment Agreement by Employee, then the USAC Entities shall be entitled to receive from Employee a return of the payments set forth in this Section 2.

3.     No Additional Benefits. Employee agrees that this Agreement resolves any and all outstanding issues arising from Employee’s employment. Employee further acknowledges and agrees that Employee has received all compensation and benefits to which Employee would otherwise be entitled through the Termination Date and shall receive no other compensation or benefits from the USAC Entities other than those set forth above, including under any USAC Entity severance plan, any USAC Entity Annual Bonus Plan, the Energy Transfer LP Severance Plan, the Energy Transfer Non-Midstream Business Severance Plan, and the Amended and Restated Energy Transfer LP Annual Bonus Plan. However, following the Termination Date, Employee shall retain any vested interest and vested rights that Employee may otherwise have under any employee benefit plan sponsored by Company (including any required COBRA continuation coverage under Section 4980B of the Internal Revenue Code of 1986, as amended), subject to the terms and conditions of such plan.

4.    Release of Claims. Employee stipulates, agrees, and understands that for and in consideration of the mutual covenants set forth in this Agreement, specifically including the payments and considerations set forth in Section 2(a) above, the same being good and valuable consideration, Employee hereby acting of Employee’s own free will, voluntarily and on behalf of himself, Employee’s heirs, administrators, executors, successors and assigns, RELEASES, ACQUITS and forever DISCHARGES the USAC Entities and its and their parent entities, and its and their respective past and present subsidiaries, affiliates specifically including Energy Transfer LP, partners, directors, officers, owners, shareholders, unitholders, employees, predecessors, joint employers, successor employers, agents and benefit plans (including without limitation, plan sponsors, insurers, trustees, administrators, and fiduciaries), and each of them (collectively “Released Parties”), of and from any and all debts, obligations, claims, counterclaims, demands, judgments, and/or causes of action of any kind whatsoever (whether known or unknown, in tort, contract, at law or in equity, by statute or regulation, or on any basis), based on facts occurring at any time before, or at the time of, Employee’s signing of this Agreement, for any damages or other remedies of any kind, including, without limitation, direct or indirect, consequential, compensatory, actual, punitive, or any other damages, attorneys’ fees, expenses, reimbursements, costs of any kind, taxes, interest, penalties, or reinstatement. This release includes, but is not limited to, any and all rights or claims, demands, and/or causes of action arising out of Employee’s employment or termination from employment with the Company, or relating to purported employment discrimination, retaliation or violations of civil rights, if any, including, but not limited to, claims arising under Title VII of the Civil Rights Act of

1964, the Civil Rights Act of 1991, the Civil Rights Act of 1866 and/or 1871, the Age Discrimination in Employment Act (“ADEA”), the Older Workers Benefit Protection Act of 1990, the Americans With Disabilities Act of 1990, Executive Order 11246 (before January 21, 2025), the Equal Pay Act of 1963, the Rehabilitation Act of 1973, the Family and Medical Leave Act, the Sarbanes-Oxley Act of 2002, the Worker Adjustment and Retraining Notification Act (“WARN”) or any other applicable federal, state, or local statute or ordinance or any other claim, whether statutory or based on common law, arising by reason of Employee’s employment with the Company or the termination of such employment or circumstances related thereto, or by reason of any other matter, cause, or thing whatsoever, from the first date of employment with Company (or any predecessor to Company) to the date and time of execution of this Agreement. Notwithstanding the foregoing, Employee retains and does not waive or release his right (a) to enforce the terms of this Agreement or the Employment Agreement, (b) to receive unpaid salary earned through the Termination Date or (c) to receive reimbursement for business expenses incurred prior to the Termination Date.

Nothing in this Agreement (including Section 8 Confidentiality of Agreement) is intended to limit in any way Employee’s right or ability to file a charge with or participate in an investigation, hearing or proceeding conducted by the Equal Employment Opportunity Commission (“EEOC”), the National Labor Relations Board or any other federal, state or local agency charged with the enforcement of any laws. However, this Agreement does bar Employee’s right to recover any personal or monetary relief arising out of any charge, lawsuit, or arbitration, brought by the Employee or anyone on his behalf, based on any claim(s) covered by the release in this Agreement.

Additionally, by signing this Agreement, the Employee also acknowledges and agrees that he is not aware of any information, circumstances or events which may or could reasonably be expected to result in any liability or potential liability to the USAC Entities under any applicable law, rule or regulation of any state, federal or local governing or regulatory agency with jurisdiction over the USAC Entities.

Employee has a period of twenty-one (21) days in which to consider this Agreement. Employee may choose to sign this Agreement prior to the expiration of the twenty-one (21) day period, but is not required to do so. Once Employee signs the Agreement, Employee shall have a period of seven (7) days from the date Employee signs the Agreement to revoke the Agreement. The Agreement shall not become effective or enforceable until the eighth day after Employee signs the Agreement (the “Effective Date”). To revoke this Agreement, Employee must provide written notice of revocation to the Company at Attention: Chris Porter, Vice President and General Counsel, 8117 Preston Road, Suite 510A, Dallas, TX 75225, prior to the expiration of the seven (7) day revocation period. No payments under this Agreement shall be due until the expiration of the seven (7) day revocation period. Company hereby advises Employee to consult with an attorney concerning this Agreement prior to signing the Agreement.

5.    Confidential and Proprietary Information. Employee acknowledges, agrees and stipulates that during his employment Employee had access to confidential and proprietary information relating to the business and affairs of the USAC Entities and its and their parent, subsidiary, and affiliated entities including, by way of example, (i) financial information, including budgets or projections, business plans, pricing policies or strategies, tariff information, business methods, or any other financial, marketing, pricing, or regulatory strategic information; (ii) information about existing or potential customers and their representatives, including customer identities, lists, preferences, customer services and all other customer information; (iii) information about pending or threatened legal or regulatory proceedings; (iv) unit holder data, information about employees and the terms and conditions of their employment; (v) computer techniques, programs and software; (vi) trade secrets, technical information, patents, techniques, concepts, formulas, documentation, intellectual property, software, industrial designs, products, technical studies and data, and engineering information (including, but not limited to such information related to Energy Transfer LP’s Dual Drive Technology or any invention, improvement, development, concept, discovery or other proprietary information in any way reasonably related to the Company’s existing or proposed business or Energy Transfer LP’s Dual Drive Technology); (vii) information about potential acquisitions or divestitures; and (viii) any other non-public information that cannot be obtained readily by the public and would be useful or helpful to competitors, customers or industry trade groups if disclosed (collectively, "Confidential Information"). Employee shall (i) keep in strict confidence the Confidential Information; (ii) not, without the express prior written consent of the Company, disclose or permit Confidential Information to be disclosed to anyone; and (iii) not use the Confidential Information for Consultant’s own benefit, or on behalf or for the benefit of, any other person, partnership, entity, association, or corporation, directly or indirectly, other than in connection with the services hereunder. As used herein, “Dual Drive Technology” means the technology, patents, copyrights, trademarks, trade secrets, computer programs, controls, source code, design, technical operation, know how, confidential information or other intellectual property related to Energy Transfer or Dual Drive Technologies, Ltd.’s proprietary natural gas compression system consisting of both natural gas and electric motors and all other ancillary infrastructure related thereto.

Employee agrees that Employee shall not, at any time, directly or indirectly, for any reason whatsoever, with or without cause, unless pursuant to a lawful subpoena or court order, use, disseminate or disclose any of the Confidential Information to any person or entity. Employee further acknowledges that if Employee were to use or disclose, directly or indirectly, the Confidential Information, that such use and/or disclosure would cause the Company and the Partnership irreparable harm and injury for which no adequate remedy at law exists. Therefore, in the event of the breach or threatened breach of the provisions of this Agreement by Employee, Company and the Partnership shall be entitled to obtain injunctive relief to enjoin such breach or threatened breach, in addition to all other remedies and alternatives which may be available at law or in equity. Employee acknowledges that the remedies contained in the Agreement for violation of this Agreement are not the exclusive remedies which the USAC Entities may pursue. The foregoing restrictions in this Section 5 shall not apply to Employee’s communication with federal, state, or local governmental agencies as may be legally required or otherwise protected by law.

6.     Non-Solicit/Non-Hire Restrictive Covenant. For purposes of this Section 6, unless expressly modified by this Agreement, all capitalized terms used, but not otherwise defined shall have the same meaning ascribed to such terms in the Unit Plan or the Unit Award Agreements. Employee agrees and acknowledges that during Employee’s Service to the USAC Entities, the USAC Entities have provided the Employee access to, and/or allowed the Employee the opportunity to develop, confidential information of the USAC Entities, including certain information pertaining to the USAC Entities’ past, current, and future: business plans, corporate opportunities, operations, acquisition, merger or sale strategies; production, product development, product names and marks; marketing, costs, pricing, financial performance, business plans, and strategic plans; financial statements and all information relating to financial activities, assets, and liabilities; operation or production procedures or results; trade secrets; partners, partnership or other business arrangements or agreements with third parties; customers including their identities, contact persons, sales volumes, preferences, requirements, history, and contracts; and technical information, including equipment, drawings, blueprints, services and processes, along with any other information relating to USAC Entities that is treated by the USAC Entities as Confidential Information. The USAC Entities also provided Employee access to, and the opportunity to develop, business relationships with the USAC Entities’ customers, clients, suppliers and partners with whom the USAC Entities have developed goodwill and to which Employee would not have otherwise had access (collectively, “Protected Relationships”). Employee acknowledges and agrees that even if Employee created or added to any Confidential Information or Protected Relationships, Employee was compensated to do so under Employee’s Service with the USAC Entities, and any such information is and will remain the property of the USAC Entities.

(a)    Employee acknowledges that the business of the USAC Entities is highly competitive and that the Confidential Information and opportunity to develop Protected Relationships were valuable, special, and unique assets of the USAC Entities which they use in their business to obtain a competitive advantage over their competitors which do not know or use this information. Employee further acknowledges that protection of the Confidential Information and Protected Relationships against unauthorized disclosure and use is of critical importance to the USAC Entities in maintaining their competitive position. Accordingly, Employee hereby agrees that Employee will not, at any time during or after Employee’s Service to the USAC Entities, make any unauthorized disclosure of any Confidential Information or make any use thereof or of the Protected Relationships, except for the benefit of, and on behalf of, the USAC Entities.

(b)    Employee acknowledges that, as a result of Employee’s Service, Employee has had access to, or knowledge of, confidential business information or trade secrets of third parties, such as customers, clients, vendors, suppliers, partners, joint venturers, and the like, of the USAC Entities. Employee agrees to preserve and protect the confidentiality of such third-party confidential information and trade secrets to the same extent, and on the same basis, as the Confidential Information

(c)    During the Restrictive Covenant Period, Employee shall not, on Employee’s own behalf or on behalf of any other person, partnership, entity, association, or corporation, hire or seek to hire any employee of the USAC Entities not an employing affiliate thereof or in any other manner attempt directly or indirectly to influence, induce, or encourage any employee of the USAC Entities to leave the employment of the USAC Entities, nor shall Employee use or disclose to any person, partnership, entity, association, or corporation any information concerning the names, addresses, or personal telephone numbers of any employees of the USAC Entities or any employing affiliate thereof for the purpose of soliciting such employee for potential employment or services on behalf of any person or entity other than the USAC Entities.

(d)    During the Restrictive Covenant Period, Employee shall not, on Employee’s own behalf or on behalf of any other person, partnership, entity, association, or corporation, directly or indirectly:

i.    influence, induce, solicit, or encourage any potential or actual customer, actual vendor, or actual business partner of the Company or the Partnership to abandon, reduce, or materially change its business relationship with the USAC Entities, or

ii.    provide products or services related to the Restricted Business to any potential or actual customer or actual business partner of the USAC Entities.

This Section 6 shall only restrict Employee’s activities with respect to (i) actual or potential customers and actual business partners of the USAC Entities with whom Employee had direct contact or business dealings or indirect contact or business dealings (through the supervision of other employees) in the twenty-four (24) months preceding the termination of Employee’s Service for any reason, or (ii) actual or potential customers and actual business partners of the USAC Entities about whom Employee learned Confidential Information in the twenty-four (24) months preceding the termination of Employee’s Service for any reason.

(e)    Employee specifically recognizes and affirms that the provisions of Section 6 are material and essential terms of this Agreement. Employee further acknowledges and agrees that if the restrictive covenants found in Section 6 are determined to be invalid or unenforceable for any reason whatsoever by a court of competent jurisdiction in an action between Employee and the USAC Entities, then the USAC Entities shall be entitled to receive from Employee all Restrictive Covenant Units held by Employee. In the event Employee has sold any or all of the Restrictive Covenant Units obtained under this Agreement, then the USAC Entities shall be entitled to receive from Employee a payment equal to the fair market value of the Restrictive Covenant Units on the date of sale, transfer or other disposition.

(f)    Employee acknowledges and agrees that the USAC Entities will suffer irreparable harm if Employee breaches any of the obligations under this Section 6, and that monetary damages would be impossible to quantify and inadequate to compensate the USAC Entities for such a breach. Accordingly, Employee agrees that in the event of a breach, or a threatened breach, by Employee of any of the provisions of this Section 6, the USAC Entities shall be entitled to seek, in addition to any other rights, remedies or damages available to the USAC Entities at law or in equity, a temporary and permanent injunction, without having to prove damages, in order to prevent or restrain any such breach, or threatened breach, by Employee, or by any or all of Employee’s partners, employers, employees, servants, agents, representatives and any other Persons directly or indirectly acting for, or on behalf of, or in concert with, Employee, and that the USAC Entities shall be entitled to seek all of its costs and expenses incurred in obtaining such relief including reasonable attorneys’ and client legal costs and disbursements.

(g)    Employee hereby agrees that all restrictions contained in this Section 6 are reasonable, valid, and necessary to protect the USAC Entities’ Confidential Information, goodwill, and proprietary business interests. Employee further agrees never to file any lawsuit, claim or counterclaim challenging or otherwise seeking to modify or restrict the covenants set forth in Section 6 of this Agreement; provided nothing herein shall prohibit or prevent Employee from filing an answer or asserting any affirmative defense in any proceeding or lawsuit initiated by any party against Employee. Nevertheless, if any of the aforesaid restrictions is found by a court having jurisdiction to be unreasonable, over broad as to geographic area or time or otherwise unenforceable, the Parties intend for the restrictions therein set forth to be modified by such court so as to be reasonable and enforceable and, as so modified by the court, to be fully enforced. If any covenant or provision of this Section 6 is determined to be void or unenforceable in whole or in part, for any reason, it shall be deemed not to affect or impair the validity of any other covenant or provision of this Agreement, which shall remain in full force and effect. The provisions of this Section 6 shall remain in full force and effect notwithstanding the termination of this Agreement for any reason.

7.    Company's Property. Employee represents that Employee has returned to the Company all written and electronic records, communications, reports, and other materials and data (that contain or constitute Confidential Information or otherwise may be deemed to constitute material non-public or proprietary information), including any copies or reproductions thereof, and all other property or tangible items, such as computer equipment, purchasing cards and telephone cards, that belong to the Company or the Partnership and are in Employee’s possession or under Employee’s control. After returning all such property, Employee shall delete or destroy all electronic copies located on his personal computer, iPad, Microsoft Surface, or other electronic device.

8.    Confidentiality of Agreement. Employee agrees not to discuss, disclose or otherwise communicate any of the terms of this Agreement, including without limitation the amounts of the payments or other consideration provided, to anyone except for Employee’s attorney, tax advisor and Employee’s spouse, if any, or as required by applicable laws, rules or regulations, including of the United States

Securities and Exchange Commission. Employee understands and agrees that, as a result of this binding promise of strict confidentiality, Employee may not hereafter discuss or otherwise communicate with, among other persons, any of the USAC Entities’ current or former employees regarding the terms, including the payments or other consideration, included in this Agreement, except to the extent that such term have previously been publicly disclosed as required by applicable laws, rules or regulations, including of the United States Securities and Exchange Commission.

9.    Negative Statements By the Parties. Employee and Company shall refrain from either directly or indirectly making or publishing any oral or written statements about one another that would (i) libel, slander, disparage, denigrate, or ridicule the other; or (ii) constitute malicious, obscene, threatening, harassing, intimidating or discriminatory statements designed to harm the other. This Section shall apply to the Employee, his spouse, and to the USAC Entities’ officers and directors.

10.    Expense Reimbursement. Employee agrees that any expense reimbursements for expenses incurred during Employee's employment with the USAC Entities or the Partnership must be submitted for reimbursement within three (3) months of the Termination Date. With regard to the required form for any reimbursement request and supporting documentation, the Company’s normal policies and rules apply. The USAC Entities retain its and their normal right to reject or approve expense reimbursements subject to its normal policies. Any expense reimbursements submitted by Employee more than three (3) months following the Termination Date shall not be approved.

11.    Cooperation. For a period of twenty-four (24) months following the Termination Date, Employee agrees to cooperate with the USAC Entities as reasonably requested by responding to questions and attending meetings and by cooperating with the USAC Entities, and its and their accountants with respect to any business, accounting, audit, legal or regulatory issues of which Employee has knowledge. Additionally, Employee agrees to be available to assist as reasonably and expressly requested with respect to legal proceedings and disputes, litigation, and/or governmental proceedings (collectively the “Legal Proceedings”), including, attendance at preparatory meetings, depositions and mediations related thereto and cooperation with legal counsel. The USAC Entities agree to reimburse Employee for reasonable out-of-pocket expenses actually incurred for travel, meals, and lodging, in accordance with then existing policies, for providing cooperation specifically requested by the USAC Entities. Employee specifically recognizes and affirms that the provisions of Section 11 are material and essential terms of this Agreement.

12.    Non-Admission. This Agreement, and the payment of money and other consideration provided by Company under this Agreement, is not an admission or indication of any wrongdoing by the USAC Entities or Employee.

13.     Entire Agreement. Employee agrees that this Agreement and the Employment Agreement constitute the complete agreement between the parties and that no other representations have been made by Company and that the terms hereof may not be modified except by a written instrument signed by the USAC Entities and Employee.

14.     Severability. In the event that any provision of this Agreement should be held to be void, voidable, or unenforceable, the remaining portions hereof shall remain in full force and effect, except that if the entire Release found in Section 4 is determined to be unenforceable, then Company’s promises made to Employee in Section 2(a) above shall be immediately null and void and any payments already paid shall be returned or reimbursed by Employee.

15.     Interpretation Under State Law. This Agreement shall be construed under the laws of the State of Texas without regard to any conflict of laws provisions thereunder.

16.     Headings. The headings used in this Agreement are inserted solely for convenience and shall not be used to interpret the meaning of this document.

17.    Knowing and Voluntary. By signing below, Employee knowingly and voluntarily accepts this Agreement and does so of Employee’s own free will.

18.    Section 409A. Notwithstanding anything in this Agreement to the contrary, the parties intend that this Agreement shall comply with Section 409A of the Internal Revenue Code of 1986, as amended, to the extent applicable, and this Agreement shall be interpreted in a manner consistent with such intent. Notwithstanding anything to the contrary, to the extent that any benefit under this Agreement is determined to be subject to Section 409A of the Code, in no event shall the Company or Partnership, or any of its and their affiliates, specifically including Energy Transfer LP, or any director, officer, employee, delegate, agent or representative thereof, be responsible for any tax, penalty or other liability arising from a violation of Section 409A.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties, intending to be legally bound, have executed this Agreement effective as of the date set forth below.

USA COMPRESSION GP, LLC

/s/ Clint Green_____________________________
Micah “Clint” Green
President & Chief Executive Officer

Dated: 4/4/2025____________________________

EMPLOYEE

/s/ Eric Scheller____________________________
Eric Scheller
Emp ID #: 00039250

Dated: April 4, 2025_________________________